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Exhibit 10.41

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

DEVELOPMENT AGREEMENT

and

AMENDMENT TO UNITED STATES
DISTRIBUTION AGREEMENT

        DEVELOPMENT AGREEMENT and AMENDMENT TO UNITED STATES DISTRIBUTION AGREEMENT (this "Agreement"), dated September 30, 2002 (the "Agreement Date"), between GENZYME BIOSURGERY CORPORATION, a corporation duly organized and existing under the laws of the Commonwealth of Massachusetts and a subsidiary of GENZYME CORPORATION, (hereinafter "Genzyme"), and INAMED CORPORATION ("Inamed"), a corporation duly organized and existing under the laws of the State of Delaware.

        WHEREAS, prior to the date hereof Genzyme has been engaged in the development and manufacture of the Agreement Products (as hereinafter defined);

        WHEREAS, Genzyme, as assignee of and successor in interest to Biomatrix, Inc., and Inamed, as assignee of and successor in interest to Collagen Corporation, on June 14, 1996, entered into a United States Distribution Agreement, as subsequently amended (the "U.S. Agreement"), pursuant to which Genzyme granted to Inamed exclusive promotion, marketing, sale and distribution rights for Hylaform® in the United States (the "Distribution Rights") on the terms and subject to the conditions set forth therein;

        WHEREAS, under the U.S. Agreement Inamed agreed to pay Genzyme [*] upon the receipt of FDA Approval (as hereafter defined) for Hylaform in connection with and as part of the consideration for the grant by Genzyme of the Distribution Rights to Inamed;

        WHEREAS, Genzyme and Inamed executed a Non-Binding Letter of Intent, dated October 22, 2001, and subsequent correspondence related to such letter (together, the "Letter of Intent"), relating to development work on the Agreement Products;

        WHEREAS, Genzyme and Inamed have agreed that, as anticipated by the Letter of Intent, but in accordance with new understandings relating to the development work on the Agreement Products, Genzyme and Inamed shall develop the Agreement Products cooperatively as described below; and

        WHEREAS, in order to clarify certain provisions of the U.S. Agreement relating to payments contemplated thereunder, Genzyme and Inamed have agreed to amend certain provisions of the U. S. Agreement.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereto, it is hereby agreed as follows:

1.    Definitions and Interpretation

        1.1  In addition to the defined terms that are defined elsewhere in this Agreement, the following words and expressions shall have the following meanings:

  "Affiliate" shall mean, with respect to any party, any Person, which, directly or indirectly, is controlled by, controls or is under common control with such party. For purposes of this definition, the term "control" (including with correlative meanings, the terms "controlled by" and "under common control with") shall mean, with respect to any Person, the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in such Person or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such Person.

  "Agreement Date" shall mean the date this Agreement is dated as set forth in the first paragraph hereof.

  "Agreement Product(s)" shall mean (a) Hylaform, and (b) any Follow-on Products which the parties elect to develop pursuant to Section 4 hereof (each individually, an "Agreement Product").

  "Clinical Agreements" shall mean any commitments, contracts or other agreements between Genzyme, and a third party in effect on the Agreement Date relating to the Hylaform Clinical Activities, including without limitation, contract research and vendor agreements (such as the "Celeris" and "Canfield" agreements), investigator agreements and independent panel review agreements.

  "Clinical Activities" shall mean, with respect to each Agreement Product, any activities performed in connection with the preparation and performance of a human, clinical trial conducted in anticipation of the submission of any Filings, including without limitation trial design, investigator selection and training, trial monitoring, data collection and management, biostatistical analysis and data reporting.

  "Committee" shall mean the Steering Committee established pursuant to Section 2.1.

  "Confidential Information" shall have the meaning set forth in Section 6.1.

  "CSR" shall mean clinical study report, or other equivalent document or series of materials, constituting a summary report of the clinical and medical data resulting from a clinical trial of an Agreement Product and prepared for incorporation into Filings seeking FDA Approval for such Agreement Product.

  "Cut-Off Date" shall [*]

  "Dermal Tissue Augmentation Products" shall mean biomaterial(s) that are injectable or implantable, and are indicated for use in the correction of facial dermal contour deficiencies, excluding without limitation products used for bone and cartilage, and products used for non-facial muscle and mucosal tissue augmentation.

  "Designated Follow-On Product" shall have the meaning set forth in Section 4.1.

  "Development Costs" shall mean the fully loaded costs incurred by either party in the course of performing Development Work and supplying an Agreement Product in connection with such Development Work. For purposes of this definition, "fully loaded costs" shall mean (i) all direct costs of labor, raw materials, supplies, services, fees and other resources directly consumed or used in the conduct of the applicable activity, and (ii) all indirect costs of rent, utilities, insurance, facility and equipment depreciation, administrative support and other overhead charges related to the applicable activity. Indirect costs shall be allocated based upon the proportion of such costs directly attributable to the support of the applicable activity. All cost determinations made hereunder shall be made in accordance with generally accepted accounting principles consistently applied.

  "Development Plan(s)" shall mean, with respect to any Agreement Product one or more written plans prepared by Genzyme or Inamed that identifies those Clinical Activities and Regulatory Activities that are reasonably anticipated as necessary to obtain a Product Approval, including without limitation, a description of the clinical trial design, a list of potential clinical trial sites and investigators, proposed clinical trial protocols and practices, identification of any contract research organizations to be engaged, a detailed timeline through the date of the proposed submission of the completed Filings, and a projected budge of expenses through the estimated date of FDA Approval.

  "Development Work" shall mean any Clinical Activities and Regulatory Activities conducted in anticipation of submitting Filings with the FDA necessary to obtain FDA Approval.

  "Discloser" shall have the meaning set forth in Section 7.1.

  "Distribution Rights" shall have the meaning set forth in the preamble of this Agreement.

  "Dollars" and "$" shall mean the lawful currency of the United States of America.

  "FDA" shall mean the U.S. Food and Drug Administration.

  "FDA Approval" shall mean, with respect to an Agreement Product, an approval letter from the FDA to promote, market, distribute and sell the Agreement Product in the United States.

  "Filings" shall mean, with respect to an Agreement Product, an Investigational Device Exemption ("IDE") application, a Pre-Market Approval application ("PMA") or a Premarket notification ("510K"), and all necessary subsequent supplemental filings and submissions, submitted to the FDA to obtain FDA Approval to promote, market, distribute and sell the Agreement Product in the United States.

  "Follow-on Products" shall mean the products made of hylan B called Hylaform® Plus and Hylaform® Fineline.

  "Hylaform" shall mean the product made of hylan B called Hylaform®.

  "Indemnities" shall have the meaning set forth in Section 11.1.

  "International Agreement" shall mean the International Distribution Agreement between Genzyme, as assignee of and successor in interest to Biomatrix, Inc., and Inamed, as assignee of and successor in interest to Collagen Corporation, dated June 14, 1996, as subsequently amended, relating to the sale of Hylaform®, Hylaform® Plus and Hylaform® Fineline in territories other than the United States, China and Hong Kong.

  "Letter of Intent" shall have the meaning set forth in the preamble to this Agreement.

  "Managers" shall mean the Program Manager, Clinical Manager and Regulatory Manager appointed by each party in accordance with Section 2.3 hereof.

  "Patent" shall have the meaning ascribed to it in the U.S. Agreement.

  "Person" shall mean an individual, a corporation, limited liability company, a partnership, a trust, an unincorporated organization or a government or any agency or political subdivision thereof.

  "PMA Filing Deadline" shall mean that date which is [*] after the completion of the CSR for an Agreement Product.

  "Recipient" shall have the meaning set forth in Section 7.1.

  "Regulatory Activities" shall mean with respect to each Agreement Product, activities performed in connection with the preparation, submission and prosecution of Filings and the associated process of obtaining a Product Approval, including without limitation the drafting and assembly of all FDA required applications, the development of regulatory strategies for working with the FDA, the presentation to the FDA of scientific, clinical, medical, pharmacoeconomic and other information, and the management of communications with the FDA.

  "Rules" shall have the meaning set forth in Section 15(b).

  "Trademark" shall have the meaning ascribed to it as in the U.S. Agreement.

  "Transition Period" shall mean the period commencing on the Agreement Date and ending on the Transition Completion Date.

  "Transition Completion Date" shall mean close of business (P.S.T.) on [*].

  "Transition Period Development Costs" shall mean the aggregate amount of Development Costs incurred by Genzyme for Hylaform during the Transition Period.

  "U.S. Agreement" shall mean the U.S. Distribution Agreement between Genzyme, as assignee of and successor in interest to Biomatrix, Inc., and Inamed, as assignee of and successor in interest to Collagen Corporation, dated June 14, 1996, as subsequently amended prior to the date hereof, relating to the sale of Hylaform in the United States.

        1.2  In this Agreement, unless the context otherwise requires:

          (a)  clause headings are inserted for convenience of reference only and have no legal effect;

          (b)  references to sections, exhibits and schedules are to be construed as references to the sections of, and exhibits and schedules to, this Agreement and references to this Agreement include its exhibits and schedules;

          (c)  references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended, varied, substituted, supplemented, restated or novated in accordance with the terms thereof or, as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of this Agreement or the relevant document, required to be obtained as a condition to such amendment being permitted) the prior written consent of the party whose consent is so required;

          (d)  words importing the plural shall include the singular and vice versa;

          (e)  references to a person shall be construed as including references to an individual, firm, consortium, company, corporation, unincorporated body of persons or any State or any agency thereof; and

          (f)    references to statutory provisions shall be construed as references to those provisions as replaced, amended or re-enacted from time to time.

2.    Steering Committee and Development Coordinators.

        2.1  Committee Formation and Operation. To facilitate the performance of the parties under this Agreement, the parties shall establish a steering committee (the "Committee"). The Committee shall be comprised of not less than four (4) voting representatives, with two (2) members designated by each party. The initial members of the Committee are identified on Schedule 2.1 attached hereto. The size of the Committee may be changed from time to time by mutual agreement of the parties so long as the number of representatives designated by each party is equal. Upon the request of either party, the Committee may allow persons other than its voting members to attend and participate on a non-voting basis at meetings of the Committee. The Committee will be administered by a chairman, who shall serve for period of one year and shall be one of the members of the Committee. The chairman shall be appointed by Inamed. The Committee shall meet either in person or by teleconference, and will meet weekly during the Transition Period, monthly until the Hylaform PMA is initially submitted and on a quarterly basis thereafter. The chairman shall be responsible for the preparation of written minutes of each meeting, which minutes shall be subject to Committee approval. Decisions of the Committee shall be made by consensus (a majority of the members of the Committee). If, after a period of seven (7) days, a matter is still not resolved, it shall be resolved in accordance with Section 15(b).

        2.2.  Committee Duties. The Committee shall be responsible for overseeing Development Work and for ensuring that any and all obstacles or issues that arise are resolved promptly and efficiently. The Committee shall coordinate the development of the Agreement Products, including specifically the performance by each party of their respective Development Work obligations. Except as set forth in Section 3.4(a) hereof, the Committee shall not have the authority to change the responsibilities of either party under this Agreement, or to otherwise amend this Agreement.

        2.3  Development Work Managers. To implement the decisions of the Committee, and to assure clarity of responsibility and accountability for the performance of their respective obligations under this Agreement, upon the commencement of Development Work for any Agreement Product the parties agree to designate three employees, one of whom shall be responsible for coordinating generally each party's performance of its duties under this Agreement (the "Program Manager"), one of whom shall be responsible for coordinating the Clinical Activities (the "Clinical Manager"), and one of whom shall be responsible for coordinating the Regulatory Activities (the "Regulatory Manager") of each party. Any Program Manager, Clinical Manager and Regulatory Manager may be a member of the Committee, and may be changed at any time by the party responsible for their appointment. Each party shall consult with the other party regarding the selection or change of their respective Managers, and shall attempt in making such selection or change to accommodate the interests and preferences of the other party. The Managers for each party shall communicate regularly with each other to furnish information, to coordinate activities and to consider issues relevant to the successful completion of the Development Work for the relevant Agreement Product.

3.    Hylaform Development.

        3.1  Development Plan. The parties acknowledge that Genzyme has prepared and delivered to Inamed a number of planning documents, budgets and materials that collectively constitute a Development Plan for Hylaform. The parties acknowledge that Inamed intends to develop a revised Development Plan during the Transition Period to provide for an accelerated PMA submission timeline. The revised Development Plan shall be considered by the parties and implemented in accordance with the terms of this Agreement.

        3.2  Development Work during the Transition Period. During the Transition Period, Genzyme will continue to perform Development Work, including both Clinical Activities and Regulatory Activities, in a diligent manner. During the Transition Period, both parties agree to use reasonable commercial efforts to mitigate any negative impact on pending Clinical Activities from arising as a direct result of activities performed or not performed during the Transition Period.

        3.3  Development Costs prior to the Cut-Off Date. Each of the parties agrees that it shall be responsible for all Development Costs incurred by it in performing Hylaform Development Work prior to the Cut-Off Date. Genzyme shall be responsible for all third party Development Costs relating to services rendered prior to the Cut-Off Date, and Inamed shall be responsible for all third party Development Costs relating to services rendered after the Cut-Off Date.

        3.4  Hylaform Development after the Transition Period.

          (a)  Allocation of Development Work. Beginning on the day immediately after the Transition Completion Date, Development Work for Hylaform shall be allocated between the parties in the manner described below. Inamed shall be primarily responsible for Clinical Activities and Genzyme shall be primarily responsible for Regulatory Activities, as more specifically described in Exhibit A and subject to the rights reserved for each party in Exhibit A. Notwithstanding these general principles of allocation of Hylaform Development Work, if either party determines in its reasonable judgment that such allocation is no longer consistent with its policies and procedures for conducting clinical and regulatory product development activities, or creates unacceptable risks to either party, then these general principles of allocation may be adjusted as reasonably determined by the Committee. If the Committee is deadlocked and is unable to make a determination, the allocation of Development Work shall be resolved in accordance with Section 15(b).

  (b)
  Clinical Activities. Beginning on the day immediately after the Transition Completion Date, the parties agree that Inamed shall assume primary responsibility for the performance of Clinical Activities relating to the development of Hylaform, including without limitation, the Clinical Activities described in Part A-1 of Exhibit A attached hereto. Notwithstanding the assumption by Inamed of primary responsibility for the Hylaform Clinical Activities, Genzyme may exercise certain rights and perform certain activities as described in Part A-2 of Exhibit A attached hereto, and Inamed agrees to support Genzyme's exercise of those rights and activities. The parties confirm the following with respect to the Hylaform Clinical Activities:

            (1)  Inamed (in the name of Inamed or its Affiliates) shall be responsible for the overall management of the Hylaform clinical trial, including supervision of any third party contract research organizations, investigators and site monitors;

            (2)  Inamed shall be responsible for the management and analysis of data resulting from the Hylaform clinical trial, including supervision of a third party reviewers, biostatisticians and other persons participating in the organization and analysis of the clinical trial; and

            (3)  Inamed shall be responsible for the drafting of the final clinical study report for the Hylaform trial and for the delivery to Genzyme of other information generated from the clinical trial that is necessary or useful to complete the Filings.

          (c)  Regulatory Activities. The parties agree that Genzyme shall continue to be primarily responsibility for the performance of Regulatory Activities relating to the development of Hylaform, including without limitation, the Regulatory Activities described in Part B-1 of Exhibit A attached hereto. Notwithstanding Genzyme's continuing primary responsibility for the Hylaform Regulatory Activities, Inamed may exercise certain rights and perform certain activities as described in Part B-2 of Exhibit A attached hereto, and Genzyme agrees to support Inamed's exercise of those rights and activities that have been reserved for Inamed as set forth in Part B-2 of Exhibit A. The parties confirm the following with respect to the Hylaform Regulatory Activities:

            (1)  Genzyme (in the name of Genzyme or its Affiliates) shall be responsible for preparing and submitting all Filings, for obtaining and maintaining all FDA Approvals for Hylaform, and for handling all communications with the FDA;

            (2)  Genzyme shall be responsible for providing all documentation to the FDA regarding the manufacture of Hylaform, and for the preparation and conduct of pre-approval inspections of manufacturing sites for Hylaform; and

            (3)  Genzyme shall be responsible for meeting all FDA adverse event reporting requirements, and for satisfying all other FDA compliance obligations prior to and after the receipt of FDA Approval for Hylaform.

        3.5  Transition Plan. The parties agree to work diligently and in good faith to complete a transition of the Hylaform Clinical Activities to Inamed prior to the Transition Completion Date in accordance with a transition plan established by the Committee. Certain critical actions necessary to accomplish the transition and the anticipated completion dates for such actions are set forth on Exhibit B attached hereto. Genzyme and Inamed shall each use reasonable commercial efforts to prevent this transition from causing a negative impact or delay on the Hylaform Development Work.

        3.6  Ownership Rights and Inamed Authority after the Transition.

          (a)  Clinical Data. Genzyme shall remain the owner of Hylaform, the sponsor of the Hylaform clinical trial, the applicant under the Filings and the holder of any FDA Approval. All data accumulated during the course of the Clinical Activities, all information contained in the Filings and all such other data, information and intellectual property developed during the course of the course of the Hylaform Development Work shall be considered Confidential Information that is the property of Genzyme. At the conclusion of the Clinical Activities, original copies of clinical documentation, to the extent not previously furnished to Genzyme, shall be delivered to Genzyme for storage. For the purpose of conducting the Clinical Activities, making regulatory filings outside the United States, and promoting, marketing, distributing and selling Agreement Products under the U.S. Agreement and the International Agreement, Inamed shall have full access to and use of this information.

          (b)  Inamed Authority. The parties confirm that Clinical Agreements shall not be assigned to Inamed, except as the Committee may otherwise direct. Upon the request of Inamed, and if permissible under the relevant Clinical Agreements and necessary for Inamed to fulfill its obligations under this Agreement, Genzyme shall appoint Inamed as its authorized agent under the Clinical Agreements. Such appointment shall provide Inamed with the full authority to receive the benefit of the rights conferred upon, and the obligation to perform the duties required of, Genzyme under the Clinical Agreements. With respect to each Clinical Agreement under which Inamed has been designated an authorized agent, Inamed shall comply with the requirements and shall perform all the obligations of Genzyme under the such Clinical Agreement. Any liability, damage, loss or expense that may be incurred by Genzyme that results from Inamed's negligence in performing the Clinical Agreements as Genzyme's agent shall be subject to indemnification in accordance with Section 11 hereof.

        3.7  Hylaform Development Costs after the Cut-Off Date. After the Cut-Off Date, the parties shall assume responsibility for Hylaform Development Costs as follows:

          (a)  All fees and expenses incurred with third parties relating to services rendered after the Cut-Off Date (i) under the Clinical Agreements, regardless of whether Inamed has been designated as Genzyme's agent thereunder, and (ii) under any other agreements or arrangements relating to the Clinical Activities regardless of whether incurred by Inamed or Genzyme, shall be borne by Inamed, and the parties agree to furnish joint directions to third parties who are contractors under the Clinical Agreements to submit all invoices directly to Inamed for payment;

          (b)  All Development Costs incurred by Inamed under this Agreement relating to Hylaform, including the costs of performing Clinical Activities and exercising rights and privileges under Part B-2 of Exhibit A, shall be borne by Inamed; and

          (c)  All Development Costs incurred by Genzyme under this Agreement relating to Hylaform, including the costs of performing Regulatory Activities and exercising rights and privileges under Part A-2 of Exhibit A, shall be borne by Genzyme.

        3.8  Hylaform Payments. In lieu of and in substitution for any payments that Inamed has made or may be obligated to make under Section 7.1(b) of the U.S. Agreement, Inamed shall make payments to Genzyme totaling [*], subject to certain conditions, as described below. Genzyme and Inamed confirm that any one or more payments made pursuant to this Section 3.8 represent a payment in consideration of the Distribution Rights granted by Genzyme to Inamed under the U.S. Agreement. Except in connection with a Fee Payment Default (as defined in the U.S. Agreement), the failure by Genzyme to receive all or any portion of these payments shall not invalidate, rescind, diminish or otherwise effect the grant of the Distribution Rights by Genzyme to Inamed.

          (a)  Development Agreement Milestone. Upon execution of this Agreement, Inamed agrees to pay Genzyme [*], payable within 15 days after the Agreement Date. Inamed and Genzyme acknowledge [*] has been previously paid to Genzyme.

          (b)  Transition Milestone. If all of the transition action items listed on Exhibit B are completed, Inamed agrees to pay Genzyme [*], payable as follows:

            (1)  Completion Prior to Transition Completion Date. If all of the transition action items listed on Exhibit B are completed prior to the Transition Completion Date, Inamed shall pay Genzyme the full amount of the Transition Milestone within 15 days after the date of completion.

            (2)  Completion After Transition Completion Date. For each business day that any action item listed on Exhibit B remains incomplete after the Transition Completion Date, the amount of the Transition Milestone payable upon completion shall be deferred [*]. The reduced amount of the Transition Milestone shall be paid within fifteen (15) days of Genzyme's notice of completion, and the deferred amount of the Transition Milestone shall be paid on the first anniversary of the Transition Completion Date.

            (3)  Determination of Transition Completion. Genzyme shall furnish written notice to Inamed when it determines that it has completed all of the transition action items listed on Exhibit B. Within ten (10) business days after receipt of such notice, Inamed may contest such determination by providing written notice of such contest, along with a detailed list that identifies those transition activities that Inamed believes have not been completed. If Inamed does not deliver the notice of non-completion during this period, the transition shall be deemed complete. If Inamed delivers a notice of non-completion and Genzyme disputes the non-completion determination of Inamed, such dispute shall be resolved in accordance with the procedures set forth in Section 15(b) hereof. If a dispute exists, notwithstanding the amount that is asserted by Inamed as subject to deferral, within fifteen (15) days of Genzyme's notice of completion, Inamed shall pay to Genzyme an amount [*]. Within five (5) days after resolution of the dispute, the [*] amount of the deferral (if any) shall be paid to Genzyme, and the deferred amount shall be paid on the first anniversary of the Transition Completion Date.

            (4)  Transition Filing Delay. If Genzyme is unable to complete the transition as a result of circumstances beyond its control or as a result of Inamed's failure to participate in the transition in a reasonable or timely manner, the Transition Completion Date shall be extended by such amount of time as such circumstances or failure persisted; provided, that if Inamed objects to such claim, the parties agree that such dispute shall be resolved in accordance with Section 15(b).

          (c)  PMA Filing Milestone. If Genzyme completes an initial submission to the FDA of a PMA for Hylaform, Inamed agrees to pay Genzyme [*], payable as follows:

            (1)  PMA Filed Prior to PMA Filing Deadline. If the PMA is initially submitted prior to the PMA Filing Deadline, Inamed shall pay Genzyme the full amount of the PMA Milestone within 30 days after the date of submission.

            (2)  PMA Filed After PMA Filing Deadline. For each business day that the PMA is initially submitted after the PMA Filing Deadline, the amount of the PMA Milestone payable upon submission shall be deferred [*]. The reduced amount of the PMA Filing Milestone shall be paid within thirty (30) days of submission, and the deferred amount of the PMA Filing Milestone shall be paid thirty (30) days after the date that the FDA issues an approval letter with respect to the PMA Filing for Hylaform.

            (3)  Determination of CSR Completion. Inamed shall furnish written notice to Genzyme when it determines that it has completed the CSR in final form for submission to the FDA as part of the PMA Filing. Within ten (10) business days after receipt of such notice, Genzyme may contest such determination by delivering written notice to Inamed along with a detailed list that identifies those portions of the CSR that Genzyme believes are not complete or are deficient. If Genzyme does not deliver the notice of non-completion during this period, the CSR shall be deemed complete as of the date of the Inamed completion notice. If Genzyme delivers a notice of non-completion and Inamed disputes the non-completion determination of Genzyme, such dispute shall be resolved in accordance with the procedures set forth in Section 15(b) hereof.

            (4)  PMA Filing Delay. If Genzyme is unable to complete the initial submission of the PMA prior to the PMA Filing Deadline, and the delay is claimed by Genzyme to be a result of circumstances beyond its control or is the result of Inamed's failure to participate in the PMA submission process in reasonable or timely manner, the PMA Filing Deadline shall be extended by such amount of time as such circumstances or failure persisted; provided, that if Inamed objects to such claim, the parties agree that such dispute shall be resolved in accordance with Section 15(b).

          (d)  FDA Approval Milestone. Upon notification of FDA Approval of Hylaform, Inamed shall pay Genzyme a milestone payment of [*], payable within 30 days of the receipt of such notification; provided, that the PMA Approval Milestone shall be waived by Genzyme and not payable by Inamed if the FDA approval for Hylaform mandates that the product label include the requirement that patients undergo a skin-sensitivity test procedure similar to procedures now used with competitive Dermal Tissue Augmentation Products prior to receiving treatment with Hylaform.

        3.9  Subcontracting of Clinical Activities to Genzyme. The parties acknowledge that in performing the Clinical Activities, Inamed may propose that Genzyme, as a vendor to Inamed, perform certain Clinical Activities. Genzyme, at its option, may elect to respond to such a proposal. The terms of any arrangement that may arise from such discussions shall be mutually acceptable to the parties and shall be memorialized in an amendment to this Agreement or in a separate instrument.

4.    Follow-On Products

        4.1  Inamed Proposal and Committee Election. Inamed may notify the Committee in writing of its intention to pursue Development Work for one or more Follow-On Products. This notification shall be accompanied by a Development Plan that includes, at a minimum, a description of the proposed Clinical and Regulatory Activities, a projected budget for the contemplated Development Work and a timeline for achieving FDA Approval. Genzyme may take up to fourteen (14) days to provide comments regarding the Development Plan, which will be received and considered in good faith by Genzyme. Provided that the allocation of Development Work contemplated by the Development Plan is in accordance with Section 4.4 hereof, and provided further that no Genzyme or Inamed SOPs or FDA regulations are violated, and the Development Plan is consistent with Good Clinical Practices ("GCPs"), the Committee shall be obligated to adopt the Development Plan and Inamed and Genzyme shall proceed with the proposal (thereupon, a "Designated Follow-On Product") and initiate Development Work.

        4.2  Genzyme Proposal and Committee Election. Genzyme may notify the Committee in writing of its intention to pursue Development Work for one or more Follow-On Products. This notification shall be accompanied by a Development Plan that includes, at a minimum, a description of the proposed Clinical and Regulatory Activities, a projected budget for the contemplated Development Work and a timeline for achieving FDA Approval. Inamed may take up to fourteen (14) days to provide comments regarding the Development Plan, which will be received and considered in good faith by Genzyme. If Inamed elects not to participate with Genzyme in the development of the Follow-On Product pursuant to the proposed Development Plan, Genzyme, at its election, may proceed with the Development Plan, and any distribution rights that Inamed may have under the U.S. Agreement for the relevant Follow-On Product shall terminate upon the submission of a Filing seeking FDA Approval of such product.

        4.3  Funding for a Designated Follow-On Product. Inamed shall fund all Development Costs for each Designated Follow-On Product incurred by Genzyme under the relevant Development Plan; provided, that if Inamed elects not to participate with Genzyme in the development of Follow-On Product pursuant to Section 4.2, Inamed shall not be obligated to fund any Development Costs for the relevant Follow-On Product. Inamed shall have the right to perform customary financial audits of Development Costs incurred by Genzyme in connection with a Follow-On Product upon reasonable prior notice to Genzyme.

        4.4  Development Work for a Designated Follow-On Product. Development Work for each Designated Follow-On Product shall be allocated between the parties in a manner substantially similar to the allocation of Development Work for Hylaform. Inamed shall be primarily responsible for Clinical Activities and Genzyme shall be primarily responsible for Regulatory Activities, as more specifically described in Exhibit A and subject to the rights reserved for each party in Exhibit A. If required or deemed necessary for each Designated Follow-On Product, a new exhibit may be prepared with the approval of both parties and attached to this Agreement without amendment hereof that will be based upon Exhibit A and shall be modified or supplemented to reflect the specific elements, and the allocation of specific responsibility between the parties, of the Development Work relevant to the Designated Follow-on Product not currently reflected in Exhibit A.

        4.5  Hylaform Plus Development Work. The parties acknowledge that Inamed intends to pursue Hylaform Plus as the first Designated Follow-On Product and is currently developing a Development Plan for submission to the Committee as described in Section 4.1.

5.    Additional Genzyme Support

        5.1  Product Supply. Genzyme will provide sufficient quantities of Hylaform and any Follow-On Product necessary to complete the Development Work for Hylaform and for the Development Work of any Follow-On Product. The cost of such quantities of Hylaform shall be absorbed by Genzyme.

        5.2  Advisory Assistance. Genzyme shall provide without cost to Inamed reasonable amounts of clinical, medical, market and other technical assistance as Inamed may reasonably request to facilitate Inamed's performance of the Clinical Activities and other duties required of Inamed under this Agreement.

6.    Term

        6.1  Effective Date. This Agreement shall be considered binding and enforceable and shall be deemed in effect as of the Agreement Date.

        6.2  Term. This Agreement shall remain in effect until the later of (i) the earlier of (A) twelve (12) months after the date of the confirmation of receipt from the FDA of a completed, PMA or 510K application for Hylaform, and (B) six (6) months after the date FDA Approval is granted for Hylaform, or (ii) if Development Work is initiated for any Follow-On Product, twelve (12) months after the date of the initial filing of the PMA or 510K for the last Follow-on Product for which Development Work is being furnished.

.      Confidentiality and Public Announcement.

        7.1  Confidentiality. All information acquired by either party (the "Recipient") from the other party or any of its Affiliates (the "Discloser") during the term of this Agreement or prior to the Effective Date, relating directly or indirectly to the present or potential business, operations, corporate, technical or financial situation of the Discloser, or to manufacturing know-how, patents, data, test results, techniques, processes, procedures, raw materials, dealer, supplier and customer lists, pre-clinical and clinical protocols and regulatory documents or any improvements thereof of the Discloser ("Confidential Information") is confidential, and shall be held in trust by the Recipient for the exclusive benefit of the Discloser. Unless otherwise agreed to in writing by the Discloser, the Recipient shall not at any time, either during or subsequent to the term of this Agreement, use for itself (other than in accordance with the terms of this Agreement) or any other Person, or disclose or divulge to any Person, other than to those of its employees and advisors and Affiliates who require the same for the purposes hereof and who are bound by the same obligations of confidentiality, non-disclosure and non-use as set forth herein, any Confidential Information or any other confidential or proprietary information of the Discloser of which the Recipient may acquire knowledge; provided, however, that the confidentiality, non-disclosure and non-use provisions contained in this Section 7.1 shall not apply to any information or data to the extent that the Recipient:

          (a)  shall demonstrate by clear and convincing evidence that such information or data is known generally to persons in the trade through no act or omission of the Recipient or any of its Affiliates;

          (b)  is required by any government authority to disclose such information or data, including without limitation for the purposes of obtaining and maintaining any Product License Approvals under this Agreement; or

          (c)  shall demonstrate by its written records was disclosed to or created by it or its Affiliates on a non-confidential basis from a source other than the Discloser or its Affiliates and that such disclosure or creation did not constitute a breach of any applicable confidentiality obligations.

Confidential Information shall be immediately returned to the Discloser upon termination of this Agreement, along with any copies, reproductions, digests, abstracts or the like of all or any part thereof in the Recipient's possession or under the Recipient's control, and upon such return any computer entries or the like relating thereto shall, to the extent legally permissible, be destroyed. Such return (and destruction) will not affect the Recipient's obligations hereunder which shall survive indefinitely.

        7.2  Public Announcement. Except as shall be necessary for governmental notification purposes or to comply with applicable laws and regulations, and except as otherwise agreed to by the parties hereto in writing, the parties agree to keep the existence of this Agreement, and the transactions contemplated hereby, strictly confidential. In the event that a party must file this document or otherwise disclose any of its subject matter pursuant to public filing requirements, such party shall seek confidential treatment of those portions of the Agreement as the parties shall mutually agree upon. Any public announcements regarding Development Work, this Agreement or the transactions contemplated herein shall also be approved by the Committee and agreed upon in writing by the parties prior to any release thereof.

8.    Representations of Genzyme. Genzyme represents, warrants and covenants as follows:

        8.1  It is a corporation duly organized and validly existing under the laws of the Commonwealth of Massachusetts with the full power to conduct its affairs as currently conducted and contemplated hereunder. All necessary action has been taken to enable it to execute and deliver this Agreement and perform its obligations hereunder.

        8.2  This Agreement is a valid and binding obligation of Genzyme enforceable in accordance with its terms. Genzyme has the unencumbered right to enter into this Agreement and to fulfill its duties hereunder. It is not and will not become a party to any agreement in conflict herewith. Accordingly, the performance of Genzyme's obligations hereunder will not constitute a breach of any existing contractual or other arrangements between the Genzyme and any Affiliated or non-Affiliated third party, nor shall the performance by Genzyme of its obligations hereunder infringe the rights of any Affiliated or non-Affiliated third party.

        8.3  No approval, consent, order, authorization or license by, giving notice to or taking any other action with respect to, any governmental or regulatory authority is required in connection with the execution and delivery of this Agreement by Genzyme and the performance by Genzyme of its obligations hereunder.

        8.4  The vendor agreements, investigator agreements and independent panel review agreements identified in Exhibit B constitute to the knowledge of Genzyme all of the material Clinical Agreements as of the Agreement Date.

9.    Representations of Inamed. Inamed represents, warrants and covenants as follows:

        9.1  It is a corporation duly organized and validly existing under the laws of Delaware with full power to conduct its affairs as currently conducted and contemplated hereunder. All necessary action has been taken to enable it to execute and deliver this Agreement and perform its obligations hereunder.

        9.2  This Agreement is Inamed's valid and binding obligation enforceable in accordance with its terms. Inamed has the unencumbered right to enter into this Agreement and to fulfill its obligations hereunder. It is not and will not become a party to any agreement in conflict herewith. Accordingly, the performance of Inamed's obligations hereunder will not constitute a breach of any existing contractual or other arrangements between Inamed and any Affiliated or non-Affiliated third party, nor shall it infringe the rights of any Affiliated or non-Affiliated third party.

        9.3  No approval, consent, order, authorization or license by, giving notice to or taking any other action with respect to any governmental or regulatory authority is required in connection with the execution and delivery of this Agreement by Inamed and the performance by Inamed of its obligations hereunder.

10.  Termination and Effects of Termination

        10.1 Expiration and Termination.

          (a)  This Agreement shall expire without notice or further action by the parties in accordance with the provisions of Section 6.

          (b)  Notwithstanding any other provision of this Agreement to the contrary, either party may terminate this Agreement by written notice to the other party at any time prior to or after receipt of FDA Approval for any Agreement Product subject to this Agreement if the other party is in material breach of the U.S. Agreement or the International Agreement, which material breach has not been cured within thirty (30) days after written notice of such breach is received by such party.

          (c)  In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within thirty (30) days after receiving written notice thereof (or such longer period as may be reasonably determined by the parties if the breach is not curable within such thirty (30) day period), the other party may terminate this Agreement immediately upon written notice to the party in breach.

        10.2 Rights upon Expiration or Termination.

          (a)  Upon expiration or termination of this Agreement, the authority of the Committee shall end and it shall disband, and all rights of Inamed to direct, supervise, control or conduct Development Work related to the Agreement Products shall terminate. Within thirty (30) days after the effective date of termination, all supplies of products, documents, records, reports, data, files, computer programs, logs and other materials and information related to any Development Work or other activities related to this Agreement shall be returned to Genzyme in accordance with instructions provided by Genzyme.

          (b)  Upon expiration or termination of this Agreement, each party shall have the right to retain all fees, milestones and other sums received under this Agreement, and each party shall pay to the other all fees, milestones and other sums accrued under this Agreement, which are then due.

11.  Indemnification and Limitation of Liability.

        11.1 Indemnification. Each party shall indemnify, defend and hold harmless the other party and its officers, employees and agents and their respective successors, heirs and assigns (the "Indemnitees") against any liability, damage, loss or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon the Indemnitees arising from the activities undertaken by such party under this Agreement; provided, however, that such indemnification shall not apply to any liability, damage, loss or expense to the extent attributable to (a) the negligence or reckless or intentional misconduct of the Indemnitees or (b) the settlement of a claim, suit, action or demand by Indemnitees without the prior written approval of such party.

        11.2 Limitation on Liability for Consequential Damages. It is agreed by the parties that no party shall have a right to or shall claim special, indirect or consequential damages (including lost profits) for breach of this Agreement by the other party; provided, that the limitation on liability shall not apply to liability arising from the other party's intentional misconduct hereunder.

12.
Infringement. Each of the Inamed and Genzyme will promptly notify the other party in writing of any infringement of a Patent or Trademark or unauthorized disclosure or use of any Confidential Information, of which it becomes aware. Genzyme shall have the exclusive right at its own cost to take all legal action it deems necessary or advisable to eliminate or minimize the consequences of such infringement of a Patent or Trademark. For the purpose of taking any such legal action, Genzyme shall have the right, subject to Inamed's consent which consent shall not be unreasonably withheld or delayed, to use the name of Inamed as plaintiff, either solely or jointly in accordance with the applicable rules of procedure; provided, that Genzyme shall give Inamed prior notice of such use of Inamed's name. Inamed shall promptly furnish Genzyme with whatever written authority may be required in order to enable Genzyme to use Inamed's name in connection with any such legal action, and shall otherwise cooperate fully and promptly with Genzyme in connection with any such action. All proceeds realized upon any judgment or settlement regarding such action shall belong to Genzyme.

13.
Further Assurances. The parties hereto agree to execute such further or other documents and assurances as are necessary from time to time in order to give effect to the provisions of this Agreement.

14.
Assignment. The Agreement shall not be assigned or otherwise transferred without the consent of the other party, except that either party may assign its rights and obligations under the Agreement without such consent (i) to an Affliate, (ii) in connection with a corporate reorganization of the party, or (iii) in connection with a merger, consolidation, spin-off or sale of all or substantially all of the assets of a party or that portion of the business of the party that pertains to this Agreement.

15.
Governing Law, Dispute Resolution and Injunctive Relief.

          (a)  Governing Law. This Agreement shall be governed by and construed in accordance with the internal and substantive laws of the Commonwealth of Massachusetts, United States of America.

          (b)  Dispute Resolution. In the event of any dispute arising under this Agreement, the parties hereby agree to submit such dispute:

            (1)  first, to the Committee, and if the dispute is not successfully resolved by the Committee within a period of seven (7) days through good faith discussions; then

            (2)  second, to most senior executive officer of the business unit of each party responsible for the business of the Agreement Products, or their designees, and if the dispute is not successfully resolved by these senior executive officers within a period of twenty (20) days through good faith discussions, or such other period as is agreed upon in writing by the parties; then

            (3)  third, for arbitration in Chicago, Illinois under the Rules of the American Arbitration Association in effect on the date of this Agreement (the "Rules") by arbitrators appointed in accordance with said Rules. Any decision of such arbitrators shall be written and shall be final and binding upon the parties. In any arbitration pursuant to this Section the award shall be rendered by a majority of three (3) arbitrators, one (1) of whom shall be appointed by each party and the third of who shall be appointed by mutual agreement of the two (2) party-appointed arbitrators. In the event of failure of a party to appoint an arbitrator within thirty (30) days after commencement of the arbitration proceeding or in the event of failure of the two (2) party-appointed arbitrators to agree upon the appointment of the third arbitrator within thirty (30) days after commencement of the arbitration proceeding, such arbitrator shall be appointed by the American Arbitration Association in accordance with the Rules. The arbitrators shall apply the governing law set forth in this Section. Judgment upon an award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

          (c)  Injunctive Relief. Each of the parties hereto acknowledges and agrees that damages may not be an adequate remedy for any material breach or violation of this Agreement if such material breach or violation would cause immediate and irreparable harm (an "Irreparable Breach"). Accordingly, in the event of a threatened or ongoing Irreparable Breach, each party hereto shall be entitled to seek, in any state or federal court located in the state of the principal offices of the other party equitable relief of a kind appropriate in light of the nature of the ongoing threatened Irreparable Breach, which relief may include, without limitation, specific performance or injunctive relief; provided, however, that if the party bringing such action is unsuccessful in obtaining the relief sought, the moving party shall pay the non-moving party's reasonable costs, including attorney's fees, incurred in connection with defending such action. Such remedies shall not be the parties' exclusive remedies, but shall be in addition to all other remedies provided in this Agreement.

16.  Amendment of U.S. Agreement.

        The U.S. Agreement is hereby amended as follows:

          (a)  The parties acknowledge that the parties to the U.S. Agreement have changed. Genzyme Biosurgery Corporation, a subsidiary of Genzyme Corporation, is the successor in interest to Biomatrix, Inc. by reason of the merger of Biomatrix, Inc. with and into Genzyme Biosurgery Corporation, and Inamed Corporation is the successor in interest to Collagen Corporation by reason of the merger of Collagen Corporation with and into a subsidiary of Inamed Corporation. The first paragraph of the U.S. Agreement is amended by deleting the first paragraph of the U.S. Agreement in its entirety, and substituting in lieu thereof a new first paragraph as follows:

    "This Agreement is made as of the 14th day of June 1996, as subsequently amended, by and between Genzyme Biosurgery Corporation, a corporation duly organized and existing under the laws of The Commonwealth of Massachusetts, having its principal place of business at One Kendall Square, Cambridge, MA 02139, and a wholly owned subsidiary of Genzyme Corporation, as successor in interest to Biomatrix, Inc. ("Genzyme"), and Inamed Corporation, a corporation duly organized and existing under the laws of the state of Delaware, having its principal place of business at 5540 Ekwill Street, Suite D, Santa Barbara, CA 93111, as successor in interest to Collagen Corporation (the "Distributor").

          For each and every reference to "Biomatrix" in the U.S. Agreement, "Biomatrix" is hereby deleted, and in lieu thereof "Genzyme" is substituted therefore.

          (b)  Section 1.1 is amended by adding to, and commencing the first sentence of the Section with, the following:

          "In addition to the defined terms that are defined elsewhere in this Agreement, [i]n...".

          (c)  Section 1.1 is additionally amended by adding to the definition of "Improved Agreement Products" a new clause (i) as follows: "(i) Follow-On Products, as defined in the Development Agreement and Amendment to United States Distribution Agreement, dated September 30, 2002, by and between Genzyme and Distributor," and changing the existing clauses (i) and (ii), respectively, to clauses (ii) and (iii).

          (d)  Section 3.2 is amended by adding a new subsection (g) as follows:

    "(g)    Notwithstanding any other provision in this Agreement to the contrary, in the event of a Fee Payment Default pursuant to Section 7.1(b), Genzyme may terminate this Agreement following delivery of notice of the existence of a Fee Payment Default to the Distributor, and the failure by Distributor to cure the Fee Payment Default within twenty (20) days after the delivery date of such notice."

          (e)  Section 7.1 is amended by deleting subsection (b) in its entirety, and substituting in lieu thereof a new subsection (b) as follows:

    "(b) In consideration for the rights granted by Genzyme Biosurgery Corporation, a subsidiary of Genzyme Corporation and the successor in interest to Biomatrix (hereafter "Genzyme") under Section 2.1 of this Agreement, Distributor agrees to pay Genzyme the payments set forth in Section 3.8 of the Development Agreement and Amendment to United States Distribution Agreement, dated September 30, 2002 (the "Development Agreement") in accordance with the terms of the Development Agreement. The failure by Genzyme to receive all or any portion of those payments shall not invalidate, rescind, diminish or otherwise effect the grant of the Distribution Rights by Genzyme to Distributor, unless such payment is earned by Genzyme under the Development Agreement and Distributor subsequently fails to make such payment in a full or timely manner (a "Fee Payment Default"). In the event of a Fee Payment Default, as its sole and exclusive remedy under this Agreement, Genzyme shall have the right to terminate this Agreement in accordance with Section 3.2(g). Genzyme's election to terminate this Agreement shall not extinguish any right that Genzyme may have to exercise its remedies under the Development Agreement with respect to the Fee Payment Default, including collection activities."

    (f)    Except as specifically amended by this Section 16, in all other respects the U.S. Agreement is not amended, modified or otherwise affected, and is hereby ratified and confirmed.

17.
Force Majeure. Each of the parties shall be excused from the performance of its obligations hereunder in the event such performance is prevented by force majeure, and such excuse shall continue as long as the condition constituting such force majeure continues. For the purpose of this Agreement, force majeure is defined as contingencies beyond the reasonable control of either party, including, without limitation, acts of God, judicial or regulatory action, war, civil commotion, destruction of production facilities or materials by fire, earthquake or storm and labor disturbances (whether or not any such labor disturbance is within the power of the affected party to settle).

18.
Interest. Any overdue amounts payable by any party hereunder shall bear interest compounded monthly at the rate of ten percent (10%) per annum from the due date until the date of payment.

19.
Notices. All communications in connection with this Agreement shall be in writing and sent by postage prepaid first class mail, courier, or telefax, and if relating to default, late payment or termination, by certified mail, return receipt requested, telefax or courier, addressed to each party as set forth below:

  If to Genzyme:

    Genzyme Corporation
    One Kendall Square
    Cambridge, Massachusetts 02139
    Attn: Earl M. Collier, Jr. and Robert W. Hesslein, Esq.

  If to Inamed:

    Inamed Corporation
    5540 Ekwill Street, Suite D
    Santa Barbara, California 93111
    Attn: Nicholas L. Teti and Joseph A. Newcomb, Esq.

or to such other address as the addressee shall last have designated by notice to the communicating party. The date of giving any notice shall be the date of its actual receipt.

20. Survival. The provisions of Sections 7, 10, 11, 15 and 19 of this Agreement shall survive the termination or expiration of this Agreement (as the case may be) and shall remain in full force and effect. The provisions of this Agreement that do not survive termination or expiration hereof (as the case may be) shall, nonetheless, be controlling on, and shall be used in construing and interpreting the rights and obligations of the parties hereto with regard to, any dispute, controversy or claim which may arise under, out of, or in connection with this Agreement.

21. Severability. In the event that any provision of this Agreement shall be held by a court of competent jurisdiction or by any governmental body to be invalid or unenforceable, such provision shall be deemed severable and the remaining parts and provisions of this Agreement shall remain in full force and effect.

22. Headings. The captions to the several Sections hereof and Exhibits hereto are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Sections hereof.

23. Independent Contractors. It is expressly agreed that Genzyme and Inamed shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither Genzyme nor Inamed shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other party to do so.

24. Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

25. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be exchanged by facsimile if mutually agreed by the parties.

26. Entire Agreement. This Agreement, together with the attached Schedule and Exhibits hereto, sets forth the complete and final agreement between Genzyme and Inamed with regard to its subject matter and supersedes and terminates all prior agreements and understandings with regard to the same subject matter between the parties, whether oral or in writing, excluding from the foregoing the U.S. Agreement and the International Agreement.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

INAMED CORPORATION
By:	Nicholas L. Teti, Jr. Chairman and Chief Executive Officer
GENZYME BIOSURGERY CORPORATION, a subsidiary of Genzyme Corporation
By:	Earl M. Collier, Jr. President

SCHEDULE 2.1

STEERING COMMITTEE
INITIAL MEMBERSHIP

Inamed Designees

    Peter Nicholson
    Ron Ehmsen

Genzyme Designees

    Alicia Secor
    Richard Polisson

EXHIBIT A

HYLAFORM DEVELOPMENT WORK

INAMED/GENZYME DUTIES AND RIGHTS

This Exhibit is attached to, and is deemed a part of, the Development Agreement, dated September 30, 2002, between Genzyme Corporation and Inamed Corporation. Capitalized terms used in this Exhibit and not otherwise defined shall have the meanings given such terms in the Development Agreement.

PART A: CLINICAL ACTIVITIES

Section 1: Duties and Rights of Inamed

General

  •
  General supervision and management of all Clinical Activities in compliance with applicable regulatory requirements

  •
  By means of the Committee and the Managers, seek in a timely manner and consider in good faith the advice of Genzyme regarding all Clinical Activities

  •
  Provide to Genzyme original copies of documents and materials received, generated or used by Inamed in conducting the Clinical Activities; provided, that the parties shall mutually determine the method and timing for such delivery and reasonable exceptions to such delivery requirement to avoid undue burden for either party

  •
  Track all Development Costs incurred and paid to third parties in connection with Clinical Activities, and provide Genzyme periodically with reports regarding the same

  •
  Perform Clinical Activities substantially in accordance with GCPs and the clinical trial protocol, and consult with Genzyme in advance regarding implementation of deviations from GCPs and the clinical trial protocol

  •
  Upon written request to Genzyme, receive from Genzyme copies of all third party invoices and related back-up materials to the invoices submitted to Genzyme pursuant to the Clinical Agreements

Clinical Trial

  •
  General supervision and management of all clinical activities

  •
  Management of the relationship with Celeris, Canfield, CRL-Medinet, SRL and other vendors involved in the clinical trial; provided, that a (i) a material amendment to any contract with any vendor, or (ii) a notice of breach or a notice of termination of any contractual relationship with any vendor may not be made or issued without the prior consent of Genzyme

  •
  Management of the relationship with all investigators and related medical personnel

  •
  Remittance of all payments to vendors and investigators

  •
  Supervision of patient enrollment

  •
  Oversight of clinical site monitoring

  •
  Management (but not responsibility) of the accountability and disposition of supplies of Hylaform at the clinical trial sites in accordance with Genzyme standard operating procedures ("SOPs")

  •
  Review of all protocol deviations and protocol interpretation issues, and consult with Genzyme regarding findings relating to protocol deviations and the rationale for protocol interpretations

  •
  Consult with Genzyme regarding the outcomes of audits and other examinations of the Clinical Activities, and collaborate on resolving issues that could have an effect on Genzyme's ability to meet its regulatory obligations as the sponsor of the Hylaform clinical trial

  •
  Develop with Genzyme mutually acceptable guidelines and procedures for sharing information, assessing causation and relationality, and submitting reports to the FDA regarding adverse events that occur during the clinical trial. Inamed will have the right pursuant to such guidelines to participate in the review, assessment and handling of adverse events, but Genzyme shall remain responsible for reporting such events to the FDA

Independent Panel Review

  •
  Identification of board certified dermatologists to serve on the Independent Panel Review ("IPR") impaneled to review and score patient trial data

  •
  In conjunction with Canfield, train members of the IPR

  •
  Schedule all IPR sessions and meetings

  •
  Resolve all issues relating to the activities of the IPR

Data Management

  •
  Supervise and perform database creation, data retrieval, data entry, data correction/clarification, data coding and data audit consistent with commonly accepted clinical trial practices and database management practices establishedby Genzyme with respect to the Hylaform clinical trial

Biostatistical Analysis

  •
  Development of a statistical analysis plan, and implementation of such plan (including preparation and running of program tables, figures and listings)

  •
  Review of the statistical analysis of the Zyplast pilot study following preparation of such analysis by Genzyme, and review with Genzyme of revisions regarding the sample size for the pivotal study

  •
  Preparation of the CSR; provided that the CSR will not be deemed complete until approved by Genzyme in accordance with Section 3.8(c)(3)

Section 2: Duties and Rights of Genzyme

General

  •
  Provide timely advice to Inamed regarding all Clinical Activities

Clinical Trial

  •
  Maintain original copies of all study documents and materials received, generated or used by Inamed or Genzyme in conducting the Clinical Activities

  •
  Deliver to Inamed copies of all documents and materials necessary for Inamed to conduct and supervise the clinical trial

  •
  Upon reasonable notice to Inamed, to perform ordinary and customary audits (using Genzyme personnel or agents) of the clinical sites, investigators, trial data and study files wherever located, including the study files maintained at Inamed, and if required by the FDA, to furnish the results of such audits to the FDA

  •
  Upon written request to Inamed, receive from Inamed copies of all third party invoices and related back-up materials to the invoices submitted to Inamed pursuant to the Clinical Agreements

Data Management

  •
  Provide advice regarding adverse event coding and reconciliation and data base quality control

  •
  Upon written request to Inamed, the right to receive and review, and the right to disclose to regulatory authorities if deemed necessary by Genzyme, all data related to the Clinical Activities, including all audit reports specifically pertaining to Clinical Activities, whether prepared by Inamed or vendors working with Inamed

Biostatistical Analysis

  •
  Review of interim drafts of the CSR and necessary appendices, and approve the final CSR and all necessary appendices prior to issuance

  •
  Conduct the statistical analysis of the Zyplast study data.

  •
  Responsible for analysis of the first IPR training data.

PART B: REGULATORY ACTIVITIES

Section 1: Duties and Rights of Inamed

General

  •
  Provide advice to Genzyme regarding the conduct of Regulatory Activities, and the right to request Genzyme to make changes and incorporate suggestions regarding the approach to the FDA and the overall conduct of Regulatory Activities

  •
  Consult with Genzyme regarding the outcomes of audits and other examinations of the Regulatory Activities, and collaborate on resolving issues that could have an effect on Inamed's ability to meet its regulatory obligations with respect to the Hylaform clinical trial

  •
  Right to participate in a timely and substantive manner in all scheduled interactions with the FDA

PMA Application, Submission and Prosecution

  •
  Participate in a timely and substantive manner in the preparation and review of the PMA (including the review of interim drafts of the PMA), and provide comments on the PMA prior to submission

  •
  Right to review copies of all correspondence between Genzyme and the FDA and the right to receive reasonable advance notice of all scheduled telephone calls and meetings with the FDA, and upon request to Genzyme, meaningful participation in all such telephone calls and meetings to the extent such participation will not result in the disclosure of Genzyme Confidential Information relating to Hylaform CMC and manufacturing

  •
  Right to participate in a timely manner in preparing and conducting the presentation of clinical results to the FDA panel, including appearing, under Genzyme's leadership, as a joint presenter before the FDA panel

Adverse Event Reporting

  •
  Adopt all practices and procedures, and furnish all supporting information, reasonably requested by Genzyme to meet FDA adverse event reporting requirements

Section 2: Duties and Rights of Genzyme

General

  •
  General supervision and management of all Regulatory Activities in compliance with applicable regulatory requirements

  •
  Seek in a timely and substantive manner the advice of Inamed regarding all Regulatory Activities

  •
  Provide to Inamed copies of all material documents and materials received, generated or used by Genzyme in conducting the Regulatory Activities, subject to omitting and redacting for Genzyme Confidential Information relating to CMC and product manufacturing and production; provided, that the parties shall mutually determine the method and timing for such delivery and reasonable exceptions to such delivery requirement to avoid undue burden for either party

PMA Application, Submission and Prosecution

  •
  In collaboration with Inamed, prepare and submit the PMA, develop the strategy for dealing with the FDA, and handle all telephone calls, meetings and other communications with the FDA

  •
  In collaboration with Inamed, prepare for, coordinate and present all clinical results to the FDA panel

Adverse Event Reporting

  •
  Handle all FDA adverse event reporting requirements

EXHIBIT B

HYLAFORM DEVELOPMENT WORK

TRANSITION PLAN

This Exhibit is attached to, and is deemed a part of, the Development Agreement, dated September 30, 2002, between Genzyme Corporation and Inamed Corporation. Capitalized terms used in this Exhibit and not otherwise defined shall have the meanings given such terms in the Development Agreement.

Prior to the Transition Date, primary responsibility for the Hylaform Clinical Activities shall be transitioned from Genzyme to Inamed. Inamed and Genzyme shall each use reasonable commercial efforts in performing this to assure that no negative impact on the conduct of the pending clinical studies results from the actions undertaken in the Transition Period.

Following is a list of specific transition responsibilities, all of which are projected to be completed by the Transition Completion Date

Activity		Description of Tasks to be Completed
Clinical Trial

Vendor, Investigator and Independent Panel Review ("IPR") Agreements	Delivery of notice of designation of Inamed as an authorized agent of Genzyme to vendors, investigators and members of the IPR with respect to the following agreements:

Vendor Agreements (6):

	•	Canfield Scientific—(Photograph processing and scoring)

	•	StatProbe (Celeris)—(Monitoring)

	•	CRL Medinet—(General laboratory services- hematology and chemistry)

	•	Southern Research Institute (SRI)—(Sample processing for antibody testing)

	•	New England Institutional Review Board—(IRB review and approval service)

	•	Aerotek (Site Coordinator for Dr. Gendler)

Investigator Agreements (10):

	•	University of Miami (Dr. Bauman, Miami)
	•	Ellen Gendler PC (Dr. Gendler, New York)
	•	Richare Glogau Inc. (Dr. Glogau, San Francisco)

	•	Minimally Invasive Aesthetics (Dr. Klein, Beverly Hills)
	•	Clinical Research Specialists, Inc. (Dr. Lowe, Santa Monica)
	•	Dr. Matarasso, San Francisco, CA.
	•	Texas Dermatology Research Institute (Dr. Menter, Dallas)
	•	Gary Mihneit PC (Dr. Monheit, Birmingham)
	•	Dr. Price (Miami).
	•	Wexler Dermatology (Dr. Wexler, New York).

IRP Agreements (3):

	•	Dr. Paul W. Gross
	•	Dr. Lisa Bonofario
	•	Dr. Deborah Jaliman

Vendor File Transfer	Produce and deliver to Inamed copies of all relevant files located at Genzyme's offices for the following vendors:

	•	Canfield Scientific—(Photograph processing and scoring)

	•	StatProbe (Celeris)—(Monitoring)

	•	CRL Medinet—(General laboratory services (hematology and chemistry)

	•	Southern Research Institute (SRI)—(Sample processing for antibody testing)

	•	New England Institutional Review Boar—(IRB review and approval service)

	•	Aerotek (Site Coordinator for Dr. Gendler)

Investigator File Transfer	Produce and deliver to Inamed copies of all relevant files located at Genzyme's offices for the following investigators:

	•	Dr. Bauman, Miami, FL.
	•	Dr. Gendler, New York, N.Y.
	•	Dr. Glogau, San Francisco, CA.
	•	Dr. Klein, Beverly Hills, CA.
	•	Dr. Lowe, Santa Monica, CA
	•	Dr. Matarasso, San Francisco, CA.
	•	Dr. Menter, Dallas, TX.
	•	Dr. Monheit, Birmingham, AL.

	•	Dr. Price, Miami, FL.
	•	Dr. Wexler, New York, N.Y.
IPR File Transfers	Produce and deliver to Inamed copies of all relevant files located at Genzyme's offices for the following members of the IRP:

	•	Dr. Paul W. Gross
	•	Dr. Lisa Bonofario
	•	Dr. Deborah Jaliman
Biostatistic and Data Management
Data Management Agreements	Notice of designation of Inamed as authorized agent to vendors with respect to the following biostat vendor agreements:

[None]

Data Management File Transfer	Electronic or hard copy transfer of all data, management files and documents listed below located within Genzyme's offices *:

	1.	Case Report Forms
	2.	Case Report Instructions
	3.	Annotated Case Report Forms
	4.	Data Entry Guidelines
	5.	Data Review Guidelines
	6.	Database design meeting notes
	7.	Clintrial v.3.3.3 Database Panel Schemas
	8.	Clintrial v.3.3.3 Database Form/Multiform Schemas
	9.	Clintrial v.3.3.3 Database Code lists
	*	The transfer, or attempted transfer, of these items will constitute satisfaction of this activity notwithstanding the inability or difficulty of Inamed to receive, access or use this data due to Inamed system or software incompatibility

QuickLinks

  Exhibit 10.41
DEVELOPMENT AGREEMENT and AMENDMENT TO UNITED STATES DISTRIBUTION AGREEMENT
SCHEDULE 2.1 STEERING COMMITTEE INITIAL MEMBERSHIP
EXHIBIT A HYLAFORM DEVELOPMENT WORK INAMED/GENZYME DUTIES AND RIGHTS
EXHIBIT B HYLAFORM DEVELOPMENT WORK TRANSITION PLAN